Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Simon Property Group Acquisition Holdings, Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Simon Property Group Acquisition Holdings, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 25, 2021

/s/ Scarlett O’Sullivan
Name: Scarlett O’Sullivan